Exhibit 99.1

RAI 401K SAVINGS PLAN

Financial Statements and Supplemental Schedules

December 31, 2022 and 2021

(With Report of Independent Registered Public Accounting Firm Thereon)

RAI 401K SAVINGS PLAN

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	1–2

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2022 and 2021	3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2022 and 2021	4

Notes to Financial Statements	5–11

Supplemental Schedules:

Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2022	12
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2022	13

Note:
Supplemental schedules, other than those listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee
RAI 401k Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the RAI 401k Savings Plan (the Plan) as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the years then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedules of Delinquent Participant Contributions and Assets (Held at End of Year) as of and for the year ended December 31, 2022 (collectively referred to as the supplemental information) have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Mayer Hoffman McCann P.C.

We have served as the Plan's auditor since 2022.

June 22, 2023
St. Petersburg, Florida

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2022 and 2021

	2022	2021
Assets:
Investments at fair value	$1,810,623,329	$2,227,539,916

Receivables:
Employer contributions	2,065,168	2,094,788
Due from broker for securities sold	4,033,598	363,505
Interest and dividends	2,542,343	2,555,409
Notes receivable from participants	15,742,648	17,437,633
Total receivables	24,383,757	22,451,335
Total assets	1,835,007,086	2,249,991,251

Liabilities:
Accrued administrative expenses	78,143	122,376
Due to broker for securities purchased	1,372,174	54,456
Total liabilities	1,450,317	176,832
Net assets available for benefits	$1,833,556,769	$2,249,814,419

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2022 and 2021

	2022	2021
Additions:
Investment income:
Net appreciation in fair value of investments	$—	$207,825,460
Interest and dividends	40,242,981	71,118,645
Total investment income	40,242,981	278,944,105
Interest income on notes receivable from participants	817,765	947,528

Contributions:
Employer contributions	38,387,610	41,939,405
Participant contributions	46,039,776	50,618,492
Participant rollover contributions	3,146,367	4,376,548
Total contributions	87,573,753	96,934,445
Total additions	128,634,499	376,826,078

Deductions:
Net depreciation in fair value of investments	321,604,471	—
Benefits paid to participants	222,833,597	288,842,233
Administrative expenses	454,081	408,647
Total deductions	544,892,149	289,250,880
Net (decrease) increase in net assets available for benefits	(416,257,650)	87,575,198
Net assets available for benefits at beginning of year	2,249,814,419	2,162,239,221
Net assets available for benefits at end of year	$1,833,556,769	$2,249,814,419

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2022 and 2021

(1)	Plan Description

The following description of the RAI 401k Savings Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

(a)	General

The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, or one of the participating companies as defined in the Plan document. RAI is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as Plan Administrator, controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc. and Fidelity Workplace Services LLC serve as the recordkeepers for the Plan. Fidelity Management Trust Company, referred to as Fidelity, serves as the Plan’s trustee. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA.

(b)	Contribution

Participant Contributions

Each participant may elect to (i) contribute from 1% to 50% of non-bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid as current cash compensation and/or to (ii) contribute from 1% to 50% of bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid as current cash bonus compensation. Pre-tax and/or Roth contributions are made through payroll deductions. In the event a participant does not designate whether the contributions elected to be made are pre-tax contributions or Roth contributions, contributions are deemed to be pre-tax contributions. If a participant does not make such elections, the participant is deemed to have (i) authorized payroll deductions for pre-tax contributions equal to 6% of the participant’s non-bonus compensation, and (ii) authorized payroll deductions for pre-tax contributions equal to 10% of bonus compensation. A participant may at any time elect a different contribution percentage (including 0%) with respect to non-bonus compensation or bonus compensation. The first 6% of such pre-tax and/or Roth contributions are referred to as match-eligible contributions and are eligible for employer matching contributions as set forth below.

Unless a participant elects otherwise, the percentage of non-bonus compensation contributed to the Plan as pre-tax contributions shall be automatically increased by one percentage point effective with the first payroll in April at least six (6) months following the date the first contribution is made on behalf of the participant and on each subsequent April 1st; provided that such percentage shall not be increased above a specified level of the participant’s non-bonus compensation as designated by the Plan Administrator from time to time in its sole discretion.

A participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with pre-tax contributions and/or Roth contributions by authorizing (i) after-tax contributions of 1% to 50% of non-bonus compensation and/or (ii) after-tax contributions of 1% to 50% of bonus compensation; provided that the combined percentage of compensation for pre-tax, Roth and after-tax contributions (A) is a minimum of 1% and a maximum of 50% and (B) shall in no event exceed the amount of a participant’s after-tax compensation.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2022 and 2021

Employer Contributions

With respect to RAI employees and certain participating companies, as defined in the Plan document, the appropriate participating company makes matching contributions of 50% of a participant’s match‑eligible contributions with respect to participants who are accruing a benefit under the Reynolds American Retirement Plan sponsored by RAI, and 100% of a participant’s match‑eligible contributions with respect to participants who are not accruing a benefit under the Reynolds American Retirement Plan sponsored by RAI. In addition, the appropriate participating company makes retirement enhancement contributions to accounts of eligible RAI employees equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006. The retirement enhancement contribution made to the accounts of former employees of Lorillard Tobacco Company who became an RAI employee on June 13, 2015 is equal to 3% of such participant’s eligible compensation.

With respect to ASC employees, as defined in the Plan document, ASC makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, ASC makes retirement enhancement contributions to accounts of eligible ASC employees equal to 3% or 6% of each such participant’s eligible compensation, depending on the eligible participant’s hire or transfer date.

With respect to Santa Fe employees, as defined in the Plan document, Santa Fe makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, Santa Fe makes retirement enhancement contributions to accounts of eligible Santa Fe employees equal to 3% of each such participant’s eligible compensation.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the appropriate participating company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)	Vesting

Participants are immediately vested in their contributions and earnings thereon. Vesting in employer contributions and earnings thereon made to a participant’s account occurs upon the earlier of the completion of 24 months of service with the Company, and its participating subsidiaries, affiliated companies, or upon the occurrence of certain events as defined in the Plan document.

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments in a number of investment fund options, or in a self‑directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2022 and 2021

(f)	Notes Receivable from Participants

Participants may borrow from their account a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Generally, loan terms shall not be for more than five years, except that certain loans transferred shall continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined by the Plan Administrator. Loans are repaid through payroll deductions. Participants may continue to make loan repayments via electronic payment in order to prevent a default following termination of employment.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump sum amount equal to the value of the participant’s vested interest in their account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan document. Partial lump sum distributions are also available after termination of service.

(h)	Expenses

The expenses of administering the Plan are paid by the Plan, unless paid directly by the Company at its election. Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general Plan recordkeeping and legal fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures
Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if a participant is reemployed before accruing five consecutive break‑in‑service years, as defined in the Plan document. For the years ended December 31, 2022 and 2021, employer contributions were reduced by $703,709 and $532,840, respectively, by forfeited nonvested accounts. As of December 31, 2022 and 2021, forfeited nonvested accounts totaled $674,559 and $433,576, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

(b)	Investment Valuation and Income Recognition

Investments are valued at fair value. See note 3 for discussion of fair value measurement. Purchases and sales of securities are recorded on a trade‑date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex‑dividend date.

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2022 and 2021

(d)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(e)	Payment of Benefits

Benefits are recorded when paid.

(3)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1 –	Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 –
Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 –	Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2022 and 2021:

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2022 and 2021

	Assets at fair value as of December 31, 2022
	Total	Level 1	Level 2	Level 3

Common/collective trust funds	$550,147,554	$—	$550,147,554	$—
Money market funds	124,636	124,636	—	—
Mutual funds	635,312,319	635,312,319	—	—
Participant self-directed brokerage account	104,760,303	104,760,303	—	—
BAT Stock Fund:
BAT American Depository Shares	133,554,110	133,554,110	—	—
Fidelity money market fund	8,589	8,589	—	—
Total BAT Stock Fund	133,562,699	133,562,699	—	—
Stable value collective trust fund	386,715,818	—	386,715,818	—

Total investments at fair value	$1,810,623,329	$873,759,957	$936,863,372	$—

	Assets at fair value as of December 31, 2021
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$702,419,017	$—	$702,419,017	$—
Money market funds	145,102	145,102	—	—
Mutual funds	871,453,244	871,453,244	—	—
Participant self-directed brokerage account	140,140,225	140,140,225	—	—
BAT Stock Fund:
BAT American Depository Shares	128,888,823	128,888,823	—	—
Fidelity money market fund	2,448,287	2,448,287	—	—
Total BAT Stock Fund	131,337,110	131,337,110	—	—
Stable value collective trust fund	382,045,218	—	382,045,218	—

Total investments at fair value	$2,227,539,916	$1,143,075,681	$1,084,464,235	$—

Following is a description of the valuation methodologies used for assets measured at fair value:

Common/collective trust funds – These funds are valued using a net asset value, referred to as NAV, provided and published by the administrator of the fund. The NAV is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The Plan has the ability to redeem its investments in the funds at the NAV at the valuation date. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the Plan initiates a large divestment, the issuer reserves the right to require 3 days’ notice.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2022 and 2021

Money market funds and mutual funds – Valued at the closing price reported on the active market on which the individual securities are traded.

Participant self-directed brokerage account – This account consists primarily of mutual funds and common stocks that are valued at the closing price reported on the active market on which the individual securities are traded.

BAT Stock Fund – The fair value of the BAT Stock Fund is based on the combined year end closing price of British American Tobacco p.l.c. American Depository Shares and monies held in a Fidelity money market fund used to meet daily liquidity needs. Both securities are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. The BAT Stock Fund is tracked on a unitized basis, which allows for daily settling of trades by participants.

Stable value collective trust fund – This option is composed of a stable value collective trust fund which is valued at the net asset value of units of the collective trust. The net asset value, referred to as NAV, is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV of the fund is calculated daily, and net investment income and realized and unrealized gains on investments are not distributed but rather reinvested and reflected in the net asset value of the fund. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the plan initiates a full redemption, the issuer reserves the right to require 12 months’ notification in order to ensure that security liquidations will be carried out in an orderly manner.

For the years ended December 31, 2022 and 2021, there were no changes in the fair value hierarchy methodology and no transfers of assets between levels within the fair value hierarchy.

(4)	Related Party Transactions and Party in Interest Transactions

Certain investments, within the Fidelity Brokeragelink, Fidelity Money Market Fund, and Fidelity Retirement Money Market Fund, are managed by Fidelity and, therefore, those transactions qualified as party in interest transactions. Administrative fees paid to Fidelity for the years ended December 31, 2022 and 2021 were $10,154 and $19,559, respectively.

The BAT Stock Fund, referred to as Fund, is provided as an investment option for participants in the Plan.  As RAI is the Plan Sponsor and a wholly owned subsidiary of BAT, these transactions qualify as party in interest transactions. Fund dividends for the years ended December 31, 2022 and 2021 were $9,246,849 and $10,491,633, respectively. The Fund held 3,340,523 shares at $39.98 per share as of December 31, 2022 and 3,445,304 shares at $37.41 per share as of December 31, 2021.

(5)	Nonexempt Party-In-Interest Transactions

For the year ended December 31, 2022, the Company identified late remittances of participant contributions of $249.  The late remittances were funded to the Plan in August 2022.  The lost earnings of $4 pertaining to the contributions were deposited into the trust in May 2023.

For the year ended December 31, 2021, the Company did not identify any late remittances of participant contributions.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2022 and 2021

(6)	Income Tax Status

The Plan obtained its latest determination letter dated June 8, 2020, in which the Internal Revenue Service, referred to as IRS, stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

U.S. generally accepted accounting principles require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service.  Plan management has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2022 that there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2019.

(7)	Plan Termination

Although it has not expressed any intent to do so, the Plan Administrator has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participants in amounts equal to their respective interests in such assets.

(8)	Subsequent Events

Effective January 1, 2023, the Plan was restated to incorporate prior plan amendments, revise the Plan's beneficiary provisions for deaths, clarify the Plan basis for participants who transfer to participating companies, reflect certain changes permitted or required by certain laws and make other administrative, clarifying and conforming changes to the Plan.

Plan management has evaluated subsequent events from the date of the statements of net assets available for benefits through June 22, 2023, the date at which the financial statements were issued, and determined there are no other items to disclose.

RAI 401K SAVINGS PLAN

Schedule H, Line 4a – Schedule of Delinquent Participant Contributions
For the Year Ended December 31, 2022

Participant Contributions
Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
Total Fully
Check Here If Late		Contributions	Contributions	Corrected Under
Participant Loan	Contributions	Corrected Outside	Pending Correction	VFCP and PTE
Repayments Are Included: √	Not Corrected	the VFCP	in VFCP	2002-51
$249	$—	$249	$—	$—

See accompanying report of independent registered public accounting firm.

RAI 401K SAVINGS PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2022

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Unitized Company Stock Fund:
* BAT Stock Fund-BAT American Depository Shares			3,340,523	$133,554,110

Mutual funds:
PIMCO Income A			2,016,612	20,871,930
Vanguard Total International Stock IS			258,158	28,763,919
JOHCM GLB EM OPS IS			966,726	9,976,611
Vanguard Total Stock Fund			4,221,098	282,940,196
TRP GLOBAL GR STK I			1,106,165	33,749,106
PIMCO Total Return Fund			2,782,616	23,540,929
Vanguard Total Bond Market Index Fund			2,676,965	25,377,630
Dodge and Cox International Stock			632,993	27,288,332
JP Morgan Disciplined Equity Fund Class R6			6,064,020	176,948,106
PIF DVRSD REAL AST I			532,324	5,855,560
Total mutual funds				635,312,319
Cash management accounts:
Money market funds:
* BAT Stock Fund-Fidelity Money Market Fund			8,589	8,589
* Fidelity Retirement Money Market Fund			124,636	124,636
Total money market funds				133,225

Self-Directed Brokerage Accounts			104,875,667	104,760,303

Common/collective investment trusts:
BTC Lifepath IDX Retirement M			4,946,041	62,094,080
BTC Lifepath IDX 2025 M			5,017,855	67,328,075
BTC Lifepath IDX 2030 M			4,747,349	66,971,808
BTC Lifepath IDX 2035 M			4,128,798	61,059,549
BTC Lifepath IDX 2040 M			4,374,789	67,367,383
BTC Lifepath IDX 2045 M			4,321,943	68,530,017
BTC Lifepath IDX 2050 M			4,245,712	68,214,588
BTC Lifepath IDX 2055 M			1,827,206	29,391,337
BTC Lifepath IDX 2060 M			666,526	10,716,010
BTC Lifepath IDX 2065 M			178,682	2,101,528
RTHCHD US SMCP CR 2			3,333,802	46,373,179
Wells Fargo Stable Return Fund W (Interest Income Fund)			6,343,437	386,715,818
Total common/collective investment trusts				936,863,372
Total investments				1,810,623,329
* Notes receivable from participants (1,330 loans with interest rates ranging
from 4.25% to 8.00% and maturity dates ranging from 1/1/2023-11/28/2037).				15,742,648
Total assets				$1,826,365,977

* Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and therefore, is not included.
See accompanying report of independent registered public accounting firm.